EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Fourth Quarter and Full Year 2016 Financial Results

- Fourth quarter EPS of $0.84
- Record annual gross profit margin of 30.1% for 2016
- Generated full year cash flow from operations of $626.5 million
- Increased quarterly dividend by 6% to $0.45 per share

LOS ANGELES, Feb. 16, 2017 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Financial Highlights

  Sales were $2.06 billion, up 1.7% from $2.03 billion in the fourth quarter of 2015 and down 5.7% from $2.19 billion in the third quarter of 2016.
  Tons sold were down 1.1% from the fourth quarter of 2015 and down 5.6% from the third quarter of 2016, with the average selling price per ton sold up 2.7% from the fourth quarter of 2015 and down 0.1% from the third quarter of 2016.
  Gross profit margin was 29.8%, compared to 28.7% in the fourth quarter of 2015 and 30.0% in the third quarter of 2016.  FIFO gross profit margin was 29.0%, compared to 26.7% in the fourth quarter of 2015 and 29.4% in the third quarter of 2016.
  Net income attributable to Reliance was $61.7 million, compared to $68.6 million in the fourth quarter of 2015 and $49.5 million in the third quarter of 2016.
  Earnings per diluted share were $0.84, compared to $0.94 in the fourth quarter of 2015 and $0.68 in the third quarter of 2016.
  Non-GAAP earnings per diluted share were $0.84, compared to $0.87 in the fourth quarter of 2015 and $1.25 in the third quarter of 2016.
  Reliance recorded a pre-tax LIFO inventory valuation credit adjustment, or income, of $16.2 million in the fourth quarter of 2016, compared to $42.0 million in the fourth quarter of 2015 and $11.3 million in the third quarter of 2016, included in cost of sales.
  The effective tax rate was 35.8%, compared to 27.1% in the fourth quarter of 2015 and 28.2% in the third quarter of 2016.
  Cash flow from operations was $238.9 million in the fourth quarter of 2016 and net debt-to-total capital was 30.3% at December 31, 2016.
  A quarterly cash dividend of $0.45 per share, an increase of 5.9%, was declared on February 14, 2017 for stockholders of record as of March 10, 2017 and will be payable on March 24, 2017.

Full Year 2016 Financial Highlights

  Sales were $8.61 billion, down 7.9% from $9.35 billion in 2015.
  Tons sold were down 1.5% from 2015 and the average selling price per ton sold was down 6.8%.
  Gross profit margin was 30.1%, up 290 basis points from 27.2% in 2015. FIFO gross profit margin was 29.8%, up 380 basis points from 26.0% in 2015.
  Net income attributable to Reliance was $304.3 million, down 2.3% from $311.5 million in 2015.
  Earnings per diluted share were $4.16, consistent with $4.16 in 2015.
  Non-GAAP earnings per diluted share were $4.48, compared to $4.55 in 2015.
  A pre-tax LIFO inventory valuation credit adjustment, or income, of $27.4 million is included in cost of sales compared to a pre-tax LIFO inventory valuation credit adjustment, or income, of $117.0 million in 2015.
  The effective tax rate was 28.0% for 2016, compared to 31.1% for 2015.
  Cash flow from operations was $626.5 million, compared to $1.0 billion in 2015.

Management Commentary
“Operationally, 2016 was a terrific year for Reliance as our focus on maximizing our gross profit margin resulted in our first ever annual gross profit margin above 30%,” said Gregg Mollins, President and Chief Executive Officer of Reliance.  “Although somewhat improved from 2015, the macro environment for our industry continued to be challenging with overall lower demand levels and pricing volatility resulting in a sales decline of $737 million in 2016 compared to 2015, due mostly to lower metal pricing.  However, the expansion of our FIFO gross profit margin to 29.8% for the 2016 year, a 380 basis point improvement over 26.0% in 2015, added $328 million more gross profit dollars, generally offsetting the reduction to our pre-tax income from our lower sales levels.  We believe our ability to increase our gross profit margin was made possible by the significant investments we have made in our value-added processing equipment to provide our customers with superior service and quality.  Our effective pricing strategy and discipline implemented by our managers in the field along with our continued focus on inventory management further contributed to this success.”

Mr. Mollins continued, “The positive metals pricing environment experienced in the second quarter of 2016 lost momentum as we progressed into the second half of the year. However, the environment recovered as multiple price increases were announced by the mills in late 2016 and have continued into 2017.  The trade cases filed by U.S. producers on various products throughout the year, along with production capacity discipline and price increases in raw materials, also continue to be supportive of domestic pricing. These factors have led to positive pricing momentum in early 2017.  Customer sentiment is also more positive than we have seen in some time, which we believe will materialize into higher metals demand in 2017.”

Mr. Mollins concluded, “2016 was a solid year for Reliance. We could not be more pleased with the strong operational execution throughout our Company that allowed us to thrive, even in challenging times.  We continued to profitably grow the Company, both organically and by completing three acquisitions, and ended the year with a strong balance sheet that provides us the ability to continue to execute our growth strategies and stockholder return activities, including an increase of our quarterly dividend.  We look forward to 2017, which we believe will feature a renewed enthusiasm for infrastructure and equipment spending, as well as improvement in the energy market, and we believe that Reliance is very well positioned to capitalize on these opportunities.”

Fourth Quarter 2016 Business Metrics
(tons in thousands; percentage change)
	Q4 2016	Q3 2016	Sequential Quarter Change	Q4 2015	Year-Over- Year Change
Tons sold	1,365.0	1,445.5	(5.6%)	1,380.3	(1.1%)
Tons sold (same-store)	1,346.1	1,426.3	(5.6%)	1,380.3	(2.5%)
Average selling price per ton sold	$1,500	$1,501	(0.1%)	$1,460	2.7%
Average selling price per ton sold (same-store)	$1,495	$1,494	0.1%	$1,460	2.4%

Fourth Quarter 2016 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q4 2016 Tons Sold	Q3 2016 Tons Sold	Sequential Quarter Change	Q4 2015 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,096.1	1,167.4	(6.1%)	1,127.9	(2.8%)	(1.4%)	4.8%
Aluminum	82.3	86.3	(4.6%)	81.7	0.7%	(0.1%)	(0.2%)
Stainless steel	72.5	78.0	(7.1%)	71.8	1.0%	0.8%	2.0%
Alloy	44.9	44.6	0.7%	47.8	(6.1%)	1.9%	(1.4%)

	Sales ($'s in millions; percentage change)
	Q4 2016 Sales	Q3 2016 Sales	Sequential Quarter Change	Q4 2015 Sales	Year-Over- Year Change
Carbon steel	$1,096.1	$1,183.9	(7.4%)	$1,076.1	1.9%
Aluminum	$418.5	$439.2	(4.7%)	$416.3	0.5%
Stainless steel	$291.1	$311.0	(6.4%)	$283.0	2.9%
Alloy	$117.1	$114.2	2.5%	$126.4	(7.4%)

Full Year 2016 Business Metrics
(tons in thousands; percentage change)
	2016	2015	Year-Over- Year Change
Tons sold	5,832.9	5,918.9	(1.5%)
Tons sold (same-store)	5,761.9	5,918.9	(2.7%)
Average selling price per ton sold	$1,465	$1,572	(6.8%)
Average selling price per ton sold (same-store)	$1,458	$1,572	(7.3%)

Full Year 2016 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2016 Tons Sold	2015 Tons Sold	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	4,714.1	4,831.6	(2.4%)	(6.6%)
Aluminum	350.6	343.4	2.1%	(3.4%)
Stainless steel	309.6	303.8	1.9%	(11.2%)
Alloy	180.2	230.8	(21.9%)	(4.8%)

	Sales ($'s in millions; percentage change)
	2016 Sales	2015 Sales	Year-Over- Year Change
Carbon steel	$4,579.5	$5,023.0	(8.8%)
Aluminum	$1,777.6	$1,801.5	(1.3%)
Stainless steel	$1,212.5	$1,339.5	(9.5%)
Alloy	$473.3	$636.9	(25.7%)

End Market Commentary
Consistent with normal seasonal patterns, Reliance’s shipments declined in the fourth quarter of 2016 compared to the third quarter of 2016.  However, Reliance continues to benefit from its strategy of serving diverse end markets and providing superior quality and processing services through its extensive capital investments.  The Company’s same-store tons sold were down only 2.7% for the full year ended December 31, 2016, compared to the MSCI industry decline of 6.2%.

  Automotive demand remains strong.  Reliance supports the automotive market mainly through the Company’s toll processing operations in the U.S. and Mexico and continues to increase its toll processing capacity through investments in new facilities and processing equipment primarily to support incremental demand from the increased usage of aluminum by the automotive industry.
  Aerospace demand also remains strong.  Reliance maintains its positive outlook in aerospace and expects to continue growing its market share in this end market given the capital investments and key acquisitions it has made in this space.
  Heavy industry demand remains relatively steady at low levels, with the greatest impact to heavier items.  Demand for small to mid-sized equipment remains healthier and demand for road construction equipment has improved as a result of the five year infrastructure bill, which was passed in December 2015.  Reliance anticipates modest improvement in the industrial equipment markets in 2017.
  Non-residential construction demand remains relatively steady, with gradual upward growth expected in 2017.  The Company is optimistic that the new Administration’s focus on infrastructure spending will further improve future demand for metals.  Reliance has made investments in equipment and facilities, and is well positioned to absorb increased volume into its existing cost structure as this important market improves over time.
  Energy (oil and gas) demand has improved slightly for the products Reliance sells into this end market. Rig counts have improved and Reliance has begun to see signs of new activity in the market.

Balance Sheet & Liquidity
The Company generated cash flow from operations of $626.5 million in the twelve months ended December 31, 2016, compared to $1.0 billion in 2015.  The Company ended the year with total debt outstanding of $1.9 billion, for a net debt-to-total capital ratio of 30.3%.  The Company had $897.4 million available for borrowings on its $1.5 billion revolving credit facility at December 31, 2016.

“In 2016, our higher gross profit levels along with effective expense and working capital management allowed us to grow the Company while maintaining our solid financial position,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance.  “We were able to use our strong cash flow from operations to fund $154.9 million of capital expenditures and $348.7 million for our three acquisitions, as well as to pay $120.4 million in dividends to our valued stockholders.  In addition, we used proceeds from our new revolving credit facilities to retire $350.0 million of 6.2% senior unsecured notes when they matured on November 15, 2016, which will result in pro forma pre-tax interest savings of approximately $15.0 million per year.  Looking ahead, we remain focused on maintaining a solid overall liquidity position which will continue to provide us with the flexibility and resources to keep investing in the growth of our business, both organically and through acquisition opportunities, as well as to return value to our stockholders through increased dividend payments and opportunistic share repurchases.”

Stockholder Return Activity
On February 14, 2017, the Board of Directors declared a 5.9% increase to the Company’s quarterly cash dividend to $0.45 per share of common stock, payable on March 24, 2017 to stockholders of record as of March 10, 2017. The Company has paid regular quarterly dividends for 57 consecutive years and, including the current increase of 5.9%, has increased the dividend 24 times since its 1994 IPO.

The Company did not repurchase any shares of its common stock in 2016.  In 2015, Reliance repurchased 6.2 million shares at an average price of $57.39 per share, for a total of $355.5 million.  At December 31, 2016, approximately 8.4 million shares remained available for repurchase under the share repurchase program.  The Company expects to opportunistically repurchase shares of its common stock going forward.

Business Outlook
Reliance management is optimistic in regard to business activity levels and metal pricing entering 2017 given the positive sentiment surrounding both.  The Company estimates tons sold will be up 8% to 10% in the first quarter of 2017 compared to the fourth quarter of 2016 due to normal seasonal factors as well as January shipment levels exceeding year ago levels.  Metal pricing continues to trend higher for almost all of the products the Company sells.  Therefore, the Company expects its average selling price will be up 2% to 4% from the fourth quarter of 2016. Accordingly, management currently expects earnings per diluted share to be in the range of $1.25 to $1.35 for the first quarter of 2017.

Conference Call Details
A conference call and simultaneous webcast to discuss the fourth quarter and full year 2016 financial results and business outlook will be held today, February 16, 2017 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time.  To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13653314.  The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 2, 2017 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13653314. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America.  Through a network of more than 300 locations in 39 states and twelve countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.  Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing.  In 2016, Reliance’s average order size was $1,560, approximately 47% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may include, but are not limited to, discussions of Reliance’s business strategies and its expectations concerning future demand and metal pricing and the Company’s results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate.  Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC").  As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Income Statement Data:

Net sales	$2,061.6	$2,026.2	$8,613.4	$9,350.5
Gross profit[1]	613.9	582.0	2,590.3	2,546.9
Operating income	116.2	115.4	512.6	546.6
Pre-tax income	97.9	94.5	429.2	458.7
Net income attributable to Reliance	61.7	68.6	304.3	311.5
Diluted earnings per share attributable to
Reliance stockholders	$0.84	$0.94	$4.16	$4.16
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[2]	$0.84	$0.87	$4.48	$4.55
Weighted average shares outstanding –
diluted	73,338,628	72,614,482	73,120,918	74,902,064
Gross profit margin[1]	29.8%	28.7%	30.1%	27.2%
Operating income margin	5.6%	5.7%	6.0%	5.8%
Pre-tax income margin	4.7%	4.7%	5.0%	4.9%
Net income margin – Reliance	3.0%	3.4%	3.5%	3.3%
Cash dividends per share	$0.425	$0.40	$1.65	$1.60

	December 31,	December 31,
	2016	2015*
Balance Sheet and Other Data:

Current assets	$2,688.5	$2,554.2
Working capital	2,032.5	1,564.5
Property, plant and equipment, net	1,662.2	1,635.5
Total assets	7,411.3	7,121.6
Current liabilities	656.0	989.7
Long-term debt	1,846.7	1,427.9
Total Reliance stockholders’ equity	4,148.8	3,914.1
Capital expenditures	154.9	172.2
Cash provided by operations	626.5	1,025.0
Net debt-to-total capital[3]	30.3%	31.8%
Return on Reliance stockholders' equity[4]	7.8%	7.6%
Current ratio	4.1	2.6
Book value per share[5]	$57.07	$54.59

* Amounts were derived from audited financial statements.

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP earnings reconciliation.
[3] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
[4] Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.
[5] Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

	December 31,	December 31,
	2016	2015*
ASSETS

Current assets:
Cash and cash equivalents	$122.8	$104.3
Accounts receivable, less allowance for doubtful accounts of
$15.3 at December 31, 2016 and $16.3 at December 31, 2015	960.2	916.6
Inventories	1,532.6	1,436.0
Prepaid expenses and other current assets	72.9	60.8
Income taxes receivable	—	36.5
Total current assets	2,688.5	2,554.2
Property, plant and equipment:
Land	228.2	196.2
Buildings	1,059.2	1,006.3
Machinery and equipment	1,647.3	1,569.8
Accumulated depreciation	(1,272.5)	(1,136.8)
	1,662.2	1,635.5

Goodwill	1,827.4	1,724.8
Intangible assets, net	1,151.3	1,125.4
Cash surrender value of life insurance policies, net	46.9	45.8
Other assets	35.0	35.9
Total assets	$7,411.3	$7,121.6

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$302.2	$247.0
Accrued expenses	83.7	83.0
Accrued compensation and retirement costs	140.8	118.7
Accrued insurance costs	40.6	40.2
Current maturities of long-term debt and short-term borrowings	82.5	500.8
Income taxes payable	6.2	—
Total current liabilities	656.0	989.7
Long-term debt	1,846.7	1,427.9
Long-term retirement costs	89.6	103.8
Other long-term liabilities	13.0	30.4
Deferred income taxes	626.9	627.1
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,682,793 at December 31, 2016 and 71,739,072
at December 31, 2015	590.3	533.8
Retained earnings	3,663.2	3,480.0
Accumulated other comprehensive loss	(104.7)	(99.7)
Total Reliance stockholders’ equity	4,148.8	3,914.1
Noncontrolling interests	30.3	28.6
Total equity	4,179.1	3,942.7
Total liabilities and equity	$7,411.3	$7,121.6

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015*

Net sales	$2,061.6	$2,026.2	$8,613.4	$9,350.5

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,447.7	1,444.2	6,023.1	6,803.6
Warehouse, delivery, selling, general and
administrative	441.7	412.7	1,803.3	1,728.5
Depreciation and amortization	55.3	53.9	222.0	218.5
Impairment of long-lived assets	0.7	—	52.4	53.3
	1,945.4	1,910.8	8,100.8	8,803.9

Operating income	116.2	115.4	512.6	546.6

Other income (expense):
Interest	(19.0)	(21.0)	(84.6)	(84.3)
Other income (expense), net	0.7	0.1	1.2	(3.6)
Income before income taxes	97.9	94.5	429.2	458.7
Income tax provision	35.0	25.6	120.1	142.5
Net income	62.9	68.9	309.1	316.2
Less: Net income attributable to noncontrolling
interests	1.2	0.3	4.8	4.7
Net income attributable to Reliance	$61.7	$68.6	$304.3	$311.5

Earnings per share attributable to Reliance stockholders:
Diluted	$0.84	$0.94	$4.16	$4.16
Basic	$0.85	$0.96	$4.21	$4.20

Cash dividends per share	$0.425	$0.40	$1.65	$1.60

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Twelve Months Ended
	December 31,
	2016	2015*
Operating activities:
Net income	$309.1	$316.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	222.0	218.5
Impairment of long-lived assets	52.4	53.3
Deferred income tax benefit	(0.5)	(17.1)
Gain on sales of property, plant and equipment	(1.2)	(2.2)
Stock-based compensation expense	24.4	21.3
Other	7.7	9.8
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(31.2)	222.5
Inventories	(30.4)	306.8
Prepaid expenses and other assets	26.7	(25.2)
Accounts payable and other liabilities	47.5	(78.9)
Net cash provided by operating activities	626.5	1,025.0

Investing activities:
Purchases of property, plant and equipment	(154.9)	(172.2)
Acquisitions, net of cash acquired	(348.7)	(0.4)
Other	(1.5)	2.7
Net cash used in investing activities	(505.1)	(169.9)

Financing activities:
Net short-term debt (repayments) borrowings	(12.6)	12.7
Proceeds from long-term debt borrowings	2,073.0	573.0
Principal payments on long-term debt	(2,061.4)	(962.3)
Debt issuance costs	(6.8)	—
Dividends and dividend equivalents paid	(120.4)	(120.1)
Exercise of stock options	37.5	15.1
Share repurchases	—	(355.5)
Other	(9.5)	(11.4)
Net cash used in financing activities	(100.2)	(848.5)
Effect of exchange rate changes on cash	(2.7)	(8.5)
Increase (decrease) in cash and cash equivalents	18.5	(1.9)
Cash and cash equivalents at beginning of year	104.3	106.2
Cash and cash equivalents at end of year	$122.8	$104.3

Supplemental cash flow information:
Interest paid during the year	$81.4	$82.0
Income taxes paid during the year, net	$95.1	$204.9

Non-cash investing and financing activities:
Debt assumed in connection with acquisition	$6.1	$—

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND ADJUSTED GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2016	2016	2015	2016	2016	2015

Net income attributable to Reliance	$61.7	$49.5	$68.6	$0.84	$0.68	$0.94
Antitrust related litigation gain	—	—	(8.6)	—	—	(0.12)
Non-recurring settlement gains	(1.3)	—	—	(0.02)	—	—
Impairment and restructuring charges	1.8	67.3	—	0.03	0.91	—
Income tax (benefit) expense, related to above items	(0.5)	(25.0)	3.3	(0.01)	(0.34)	0.05
Non-GAAP net income attributable to Reliance	$61.7	$91.8	$63.3	$0.84	$1.25	$0.87

		Net Income		Diluted EPS
		Twelve Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2016	2015	2016	2015

Net income attributable to Reliance		$304.3	$311.5	$4.16	$4.16
Antitrust related litigation gain		—	(8.6)	—	(0.12)
Non-recurring settlement gains		(3.5)	—	(0.05)	—
Impairment and restructuring charges		69.1	56.3	0.95	0.75
Income tax benefit, related to above items		(24.7)	(18.1)	(0.34)	(0.24)
Resolution of certain tax matters		(17.6)	—	(0.24)	—
Non-GAAP net income attributable to Reliance		$327.6	$341.1	$4.48	$4.55

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31
	2016	2016	2015	2016	2015
Gross profit - LIFO	$613.9	$654.6	$582.0	$2,590.3	$2,546.9
Net LIFO/LCM income	(16.2)	(11.3)	(42.0)	(27.4)	(117.0)
Gross profit - FIFO	597.7	643.3	540.0	2,562.9	2,429.9
Restructuring charges	1.1	11.7	—	12.8	1.6
Adjusted gross profit - FIFO	$598.8	$655.0	$540.0	$2,575.7	$2,431.5

Gross profit margin - LIFO	29.8%	30.0%	28.7%	30.1%	27.2%
Net LIFO/LCM income as a % of sales	(0.8%)	(0.6%)	(2.0%)	(0.3%)	(1.2%)
Gross profit margin - FIFO	29.0%	29.4%	26.7%	29.8%	26.0%
Restructuring charges	0.0%	0.6%	—	0.1%	0.0%
Adjusted gross profit margin - FIFO	29.0%	30.0%	26.7%	29.9%	26.0%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include legal settlement proceeds, settlement gains, impairment and restructuring charges related to certain of the Company's energy related-businesses and the anticipated closure or sale of some of its locations, a debt restructuring-related charge, and the resolution of certain tax matters, which make comparisons to the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. For further information on the Company's gross profit and gross profit margin, see footnote 1 to the accompanying Selected Unaudited Financial Data.

Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400